UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 12, 2005

Hungarian Telephone and Cable Corp.
(Exact name of Registrant as specified in its charter)

Delaware 1-11484 13-3652685
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA 98101-3034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As a result of the April 12, 2005 closing of the transaction between TDC A/S ("TDC") and Ashmore Investment Management ("Ashmore") pursuant to which TDC purchased all of Ashmore's equity and debt holdings in Hungarian Telephone and Cable Corp. (the "Registrant"), Ashmore's representatives on the Registrant's Board of Directors, Robert Barnes and Michael Fortier, have resigned from the Registrant's Board of Directors as of April 12, 2005. TDC now owns: 63% of the Registrant's outstanding common stock (7,999,782 shares); warrants to purchase 2,500,000 shares of the Registrant's common stock at $10.00 per share with an expiration date of March 31, 2007; 30,000 preferred shares which are convertible into 300,000 shares of the Registrant's common stock; and notes issued by the Registrant in the principal amount of $25 million.

Ole Bertram, the President and Chief Executive Officer of the Registrant, announced on April 12, 2005 that he would retire as the Company's President and Chief Executive Officer in May 2005. Mr. Bertram will remain on the Registrant's Board of Directors and will be a nominee for re-election to the Board for the 2005 to 2006 term. On April 12, 2005, the Registrant appointed its current Chairman of the Board of Directors, Torben V. Holm, to replace Mr. Bertram as the Registrant's President and Chief Executive Officer. Mr. Holm will not, however, be a nominee for re-election to the Registrant's Board of Directors for the 2005 to 2006 term.

Mr. Holm, 54 years old, is currently a Vice President of TDC and the head of TDC's Corporate Business Development department, a position he has held since 2000. From 1994 to 2000, Mr. Holm was the head of TDC's international activities. Mr. Holm has been representing TDC as a member of the Registrant's Board of Directors since 1999. Mr. Holm will remain an employee of TDC but will serve as the Registrant's President and Chief Executive Officer. An agreement between the Registrant and TDC regarding Mr. Holm's services as the Registrant's President and Chief Executive Officer has not been agreed to yet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

Date: April 13, 2005 By: /s/ Peter T. Noone

Peter T. Noone

General Counsel